EXHIBIT 10.1

ASSET PURCHASE AGREEMENT

        THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made as of August 9, 2005, by and among ACME Television of Utah, LLC, a Delaware limited liability company (“ATU”), ACME Television Licenses of Utah, LLC, a Delaware limited liability company (“ATUL”) (ATU and ATUL, collectively, “Seller”), Clear Channel Broadcasting, Inc., a Nevada corporation (“CCB”) and Clear Channel Broadcasting Licenses, Inc., a Nevada corporation (“CCBL”) (CCB and CCBL, collectively, “Buyer”).

W I T N E S S E T H

        WHEREAS, Seller owns and operates television broadcast station KUWB-TV, Salt Lake City, Utah (the “Station”) pursuant to certain licenses, authorizations and approvals (the “FCC Authorizations”) issued by the Federal Communications Commission (the “FCC”);

        WHEREAS, subject to the terms and conditions set forth herein, (i) ATUL desires to assign to CCBL, and CCBL desires to acquire from ATUL, the FCC Authorizations and (ii) ATU desires to convey to CCB, and CCB desires to acquire from ATU, the other tangible and intangible assets and properties used or held for use in the operation of the Station; and

        WHEREAS, pending the Closing, as defined herein, Seller desires CCB to provide, and CCB is willing to provide, certain services for use in the operation of the Station pursuant to a mutually-satisfactory Shared Services Agreement, which is being executed this same day.

        NOW, THEREFORE, taking the foregoing into account, and in consideration of the mutual covenants and agreements set forth herein, the parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

SALE AND PURCHASE

        Section 1.1 Station Assets. Subject to and in reliance upon the representations, warranties and agreements herein set forth, and subject to the terms and conditions herein contained, Seller shall grant, convey, sell, assign, transfer and deliver to Buyer on the Closing Date (as hereinafter defined) all interests of Seller in all properties, assets, privileges, rights, interests and claims, real and personal, tangible and intangible, of every type and description, wherever located, including its business and goodwill (except for Excluded Assets as defined in Section 1.2) used or held for use in the business and operations of the Station (collectively, the “Station Assets”). Without limiting the foregoing, the Station Assets shall include the following:

    (a)        Licenses and Authorizations. All of the FCC Authorizations issued with respect to the Station including, without limitation, all rights in and to the Station’s call letters and any variations thereof, and all of those FCC Authorizations listed and described on Schedule 1.1(a) attached hereto, and all applications therefor, together with any renewals or extensions thereof and additions thereto.

    (b)        Tangible Personal Property. All interests of Seller as of the date of this Agreement in all equipment, electrical devices, antennas, cables, vehicles, furniture, fixtures, office materials and supplies, hardware, tools, spare parts, and other tangible personal property of every kind and description, used or held for use in connection with the business and operations of the Station, including, without limitation, those listed and described on Schedule 1.1(b) attached hereto, and any additions and improvements thereto between the date of this Agreement and the Closing Date (collectively, “Tangible Personal Property”).

    (c)        Real Property. All interests of Seller as of the date of this Agreement in all leaseholds, licenses, rights-of-way, easements and other interests or other rights to possession of every kind and description in and to all real property and buildings, towers, transmitters, antennae, fixtures and improvements thereon, used or held for use in the business and operations of the Station including, without limitation, those listed and described on Schedule 1.1(c) attached hereto, and any additions and improvements thereto between the date of this Agreement and the Closing Date (collectively, the “Real Property Leases”).

    (d)        Time Sales Agreements. All orders and agreements entered into in the ordinary course of business for the sale of advertising time on the Station for cash that are cancelable without penalty that exist on the Closing Date.

    (e)        Contracts. Those Contracts (as hereinafter defined) used in connection with the business and operations of the Station including, without limitation, those listed and described on Schedule 1.1(e) attached hereto.

    (f)        Intangible Property. All interests of Seller as of the date of this Agreement in all trademarks, trade names, service marks, copyrights, franchises, patents, jingles, slogans, logotypes, trade secrets, internet addresses, telephone numbers and other intangible rights, used or held for use in connection with the business and operations of the Station including, without limitation, all right, title and interest in and to the marks consisting of the Station’s call letters and any and all variations thereof, as listed and described on Schedule 1.1(f) attached hereto, and those acquired by Seller between the date hereof and the Closing Date (collectively, the “Intangible Property”).

    (g)        Programming and Copyrights. All interests of Seller as of the date of this Agreement in all programs and programming materials and elements of whatever form or nature used or held for use in the business and operations of the Station, whether recorded on tape or any other substance or intended for live performance, and whether completed or in production, and all related common-law and statutory copyrights used or held for use in the business and operations of the Station, together with all such programs, materials, elements and copyrights acquired by Seller in the business and operations of the Station between the date hereof and the Closing Date.

    (h)        Files and Records. All FCC logs and other records that relate to the operation of the Station, and all files and other records of Seller relating to the business and operations of the Station (other than duplicate copies of such files (“Duplicate Records”)) including, without limitation, all schematics, blueprints, engineering data, customer lists, reports, specifications, projections, statistics, promotional graphics, original art work, mats, plates, negatives and other advertising, marketing or related materials, and all other technical and financial information concerning the Station and the Station Assets.

    (i)        Claims. Any and all claims and rights against third parties if and to the extent that they relate to the ownership or holding of the Station Assets after the Closing, including, without limitation, all rights under manufacturers’ and vendors’ warranties.

    (j)        Prepaid Items. All deposits, reserves and prepaid expenses relating to the operation of the Station and prepaid taxes relating to the Station or the Station Assets, all of which shall be credited to Seller in accordance with Section 1.5 hereof, and which are set forth on Schedule 1.1(j).

    (k)        Goodwill. All of Seller’s goodwill in, and going concern value of, the Station.

    (l)        Internet Websites. All interests of Seller in all Internet web sites including, without limitation, all Internet domain leases and domain names of the Station, the unrestricted right to the use of HTML content located and publicly accessible from those domain names, and the “visitor” email data base for those sites.

        Section 1.2 Excluded Assets. There shall be excluded from the Station Assets and retained by Seller, to the extent in existence on the Closing Date, (a) all cash, cash equivalents, and amounts in accounts of banks or other financial institutions, (b) securities, (c) insurance policies, (d) pension, profit sharing and all other employee benefit plans, (e) those items identified in Schedule 1.2, (f) claims against third parties that relate to the ownership or holding of the Station Assets prior to Closing (which do not include those claims identified in Section 1.1(i) ),and (g) any Duplicate Records of the Seller (the “Excluded Assets”).

        Section 1.3 Liabilities.

    (a)        The Station Assets shall be sold and conveyed to Buyer free and clear of all mortgages, liens, deeds of trust, security interests, pledges, restrictions, prior assignments, charges, claims, defects in title and encumbrances of any kind or type whatsoever (collectively, “Liens”) except: (i) liens for taxes not yet due and payable, for which Buyer receives a Purchase Price adjustment under Section 1.5; and (ii) the post-Closing obligations of Seller which CCB will assume under Real Property Leases and Contracts assigned to CCB that are listed on Schedules 1.1(c) and 1.1(e) (“Permitted Liens”).

    (b)        Except as otherwise specifically provided herein, Buyer shall not assume or be liable for, and does not undertake to attempt to, assume or discharge: (i) any liability or obligation of Seller arising out of or relating to any contract, lease agreement, or instrument, including, without limitation, any liability related to Seller’s obligation to purchase or convey an analog television antenna to DTV Utah, LLC; (ii) any liability or obligation of Seller arising out of or relating to any employee benefit plan otherwise relating to employment (all employment obligations shall be brought current by Seller as of the Closing Date, including the payment of all accrued benefits and severance pay and all bonuses, whether or not such benefits or bonuses are due as of the Closing Date); (iii) any liability or obligation of Seller arising out of or relating to any litigation, proceeding or claim (whether or not such litigation, proceeding or claim is pending, threatened or asserted before, on or after the Closing Date); (iv) any other liabilities, obligations, debts or commitments of Seller whatsoever, whether accrued now or hereafter, whether fixed or contingent, whether known or unknown; or (v) any claims asserted against the Station or any of the Station Assets relating to any event (whether act or omission) that occurred prior to the Closing Date, including, without limitation, the payment of all taxes (other than those taxes for which Buyer has been given a credit under Section 1.5 hereof).

    (c)        Buyer shall in no event assume any liability or obligation arising (i) from the assignment to Buyer of any Contract in violation of its terms or (ii) from any other breach or default by Seller prior to Closing under any Contract.

    (d)        Seller retains sole responsibility to pay, satisfy, discharge, perform and fulfill all obligations and liabilities not expressly assumed by Buyer hereunder as and after they become due, all in accordance with the Seller’s prior practice (and without prejudice to Seller’s right to dispute any obligation or liability in good faith), without any charge or cost to Buyer, and Seller shall indemnify and hold Buyer and its successors and assigns harmless from and against any and all such liabilities in accordance with the terms of Article IX.

         Section 1.4 Purchase Price.

    (a)        Purchase Price. The purchase price for the Station Assets shall be paid at Closing (after all conditions thereto have been satisfied or waived) and shall be an amount equal to the sum of (i) Eighteen Million Five Hundred Thousand Dollars ($18,500,000) plus or minus (ii) the Closing Date Adjustments pursuant to Section 1.5 (the “Purchase Price”).

    (b)        Method of Payment. Upon Closing, the Purchase Price shall be paid by Buyer by wire transfer of immediately available funds pursuant to written instructions of the Seller to be delivered by Seller to Buyer at least four (4) business days prior to Closing.

    (c)        Allocation of Purchase Price. Buyer and Seller shall allocate the Purchase Price in accordance with the respective fair market values of the Station Assets and the goodwill being purchased and sold in accordance with the requirements of Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”). The allocation shall be determined by mutual agreement of the parties or, in the absence of agreement, based upon an appraisal conducted by an appraiser mutually selected and paid for by the parties. Buyer and Seller shall each file its federal income tax returns and its other tax returns reflecting such allocation.

         Section 1.5 Adjustments.

    (a)        The operation of the Station and the income and normal operating expenses attributable thereto through the date preceding the Closing Date (the “Adjustment Date”) shall be for the account of Seller and thereafter for the account of Buyer, and, if any income or expense is properly allocable or credited, then it shall be allocated, charged or prorated accordingly. Except as provided in the Shared Services Agreement, expenses for goods or services received both before and after the Adjustment Date, power and utilities charges, frequency discounts, prepaid time sales agreements, and rents and similar prepaid and deferred items shall be prorated between Seller and Buyer as of the Adjustment Date in accordance with generally accepted accounting principles. All special assessments and similar charges or liens imposed against the Tangible Personal Property in respect of any period of time through the Adjustment Date, whether payable in installments or otherwise, shall be the responsibility of Seller, and amounts payable with respect to such special assessments, charges or liens in respect of any period of time after the Adjustment Date shall be the responsibility of Buyer, and such charges shall be adjusted as required hereunder. To the extent that any of the foregoing prorations and adjustments cannot be determined as of the Closing Date, Buyer and Seller shall conduct a final accounting and make any further payments, as required on a date mutually agreed upon, within ninety (90) days after the Closing. If the parties cannot reach agreement as to any item within that 90-day period, either party can request that the matter be resolved by a certified public accountant or other mutually-agreeable party (in either event, the “CPA”), who shall be asked to render a decision within thirty (30) days after appointment and whose decision shall be final, binding on the parties, and enforceable in a court of competent jurisdiction. The fees and expenses of the CPA shall be divided equally between the parties. In no event shall any dispute as to any particular item foreclose payment or credit, as the case may be, as to any other item as to which there is no dispute.

    (b)        With respect to trade, barter or similar agreements for the sale of time for goods or services (“Barter Agreements”) assumed by Buyer pursuant to Section 1.1(d) or (e), if any, if there exists on the date of assumption an aggregate negative barter balance (i.e., the amount by which the value of air time (based upon the Station’s then prevailing rates) to be provided exceeds the fair market value of goods or services to be received therefor), then such excess will be treated as prepaid time sales and adjusted for as a proration in Buyer’s favor. If, however, there exists on such date an aggregate positive barter balance (i.e., the amount by which the value of airtime (based upon the Station’s then prevailing rates) to be provided is less than the fair market value of goods or services to be received therefor) with respect to Barter Agreements assumed by Buyer, there shall be no proration in Seller’s favor.

         Section 1.6 Closing. The consummation of the sale and purchase of the Station Assets provided for in this Agreement (the “Closing”) shall take place, at Buyer’s option, (i) at a date and time designated by Buyer after the date of the FCC Consent (as defined in Section 10.12) pursuant to the FCC’s initial order or (ii) ten (10) business days after the date the FCC Consent becomes Final (as defined in Section 10.12) (such date, the “Final Closing Date”), but, except as provided in Section 10.1(c), in no event later than eight months after the date of this Agreement and, in any case, subject to the satisfaction or waiver of the last of the conditions required to be satisfied or waived pursuant to Articles VI and VII (other than those requiring a delivery of a certificate or other document, or the taking of other action, at the Closing). Alternatively, the Closing may take place at such other place, time or date as the parties may mutually agree upon in writing. The date on which the Closing is to occur is referred to herein as the “Closing Date.”

         Section 1.7 Shared Services Agreement. Simultaneous with the execution of this Agreement, Seller and CCB shall enter into a Shared Services Agreement in the form attached hereto as Exhibit A.

         Section 1.8 Severance Reimbursement. On the Closing Date, Buyer shall reimburse Seller for its severance obligations paid to Employees (defined below), not to exceed $100,000 in the aggregate. Not less than five (5) business days prior to the Closing Date, Seller shall deliver to Buyer an itemized report of such severance obligations. Such reimbursement shall be made as a positive adjustment to the Purchase Price.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller represents and warrants to Buyer as follows:

          Section 2.1 Company Status. ATU and ATUL is each a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization (as first set forth above). Each of ATU and ATUL is duly qualified to do business and is in good standing in such states in which the failure to so qualify would have a material adverse effect on the business of the Station. Each of ATU and ATUL has the requisite power to carry on the business of the Station as it is now being conducted and to own and operate the Station Assets, and each has the requisite power to enter into and complete the transactions contemplated by this Agreement (the “Subject Transactions”). Neither ATU nor ATUL has used any name in the operation of its business other than its name as first set forth above and the Station’s call letters.

        Section 2.2 Authority. All company actions necessary to be taken by or on the part of Seller in connection with the Subject Transactions have been duly and validly taken, and this Agreement has been duly and validly authorized, executed, and delivered by Seller and constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

        Section 2.3 No Conflict. The execution, delivery and performance of this Agreement and the consummation of the Subject Transactions will not (a) conflict with or violate the certificates of formation or operating agreements of Seller; (b) conflict with or violate or result in any breach of or any default under, result in any termination or modification of, or cause any acceleration of any obligation under, any Contract (as defined in Section 2.4) to which Seller is a party or by which it is bound, or by which the Station or any of the Station Assets may be affected, or result in the creation of any Lien upon any of the Station Assets; or (c) violate any judgment, decree, order, statute, law, rule or regulation applicable to Seller, the Station or any of the Station Assets.

        Section 2.4 Contracts. All written, oral or implied contracts, agreements, leases or instruments or other commitments including, without limitation, all indentures, mortgages, guarantees, surety arrangements, and all contracts or agreements for the purchase or sale of merchandise, programming or advertising time on a the Station or for the rendition of services (each a “Contract” and collectively, “Contracts”), which relate to the Station Assets, to which Seller is a party to or bound by, or which are used in, related to or necessary for the business and operations of the Station (“Seller Contracts”) are described on Schedules 1.1(c) and 1.1(e), except for written Seller Contracts which: (a) have been entered into in the ordinary and usual course of business and are terminable without penalty or involving a commitment of less than $1,000 individually or $10,000 in the aggregate for the purchase or sale of goods, supplies, equipment, capital assets, products or services; (b) involve less than $1,000 individually or $10,000 in the aggregate (when combined with all those described in clause (a) above) entered into in the ordinary and usual course of business from the date hereof until the Closing Date; or (c) involve the sale of advertising time on the Station. Seller has delivered to Buyer true and complete copies of all written Seller Contracts listed on Schedules 1.1(c) and 1.1(e).

        Section 2.5 No Breach. Seller is not (i) in material breach of any of the terms, conditions or provisions of any Seller Contract, or (ii) in violation of any court order, judgment, arbitration award, or decree relating to or affecting the Station or the Station Assets to which Seller is a party or by which it is bound.

        Section 2.6 Financial Statements. All financial statements, books and records relating to the Station provided by Seller to Buyer (the “Financial Statements”) are complete and correct, have been prepared in accordance with the books and records regularly maintained by Seller, present fairly the financial position of Seller as of those dates and the results of its operations for the periods indicated in accordance with generally accepted accounting principles, and properly and fairly disclose and allocate all transactions among Seller and any of its Affiliates. At any time prior to Closing, Buyer may conduct an audit of Seller’s books and records at any time, at its expense, upon ten (10) days prior notice to Seller (and with the understanding that such audit shall not interfere with the operations of the Station).

        Section 2.7 Liabilities. Except as set forth on Schedule 2.7, there are no liabilities or obligations relating to the Station or the Station Assets of any kind or nature known to Seller, whether due or not yet due, liquidated or unliquidated, fixed, contingent or otherwise, except as and to the extent reflected in the Financial Statements.

        Section 2.8 Taxes. Seller has filed all applicable federal, state, local and foreign tax returns required to be filed, in accordance with provisions of law pertaining thereto, and has paid all taxes, interest, penalties and assessments (including, without limitation, income, withholding, excise, unemployment, Social Security, occupation, transfer, franchise, property, sales and use taxes, import duties or charges, and all penalties and interest in respect thereof) required to have been paid with respect to or involving the Station or the Station Assets. Seller has not been advised that any of its returns, federal, state, local or foreign, have been or are being audited.

        Section 2.9 Licenses. Seller is the holder of the FCC Authorizations listed and described on Schedule 1.1(a). Such FCC Authorizations constitute all of the licenses, authorizations and approvals required under the Communications Act of 1934, as amended (the “Communications Act”), or the rules, regulations and policies of the FCC for, and used in the operation of, the Station. The FCC Authorizations are in full force and effect and have not been revoked, suspended, canceled, rescinded or terminated and have not expired. Except as provided in Schedule 2.9, there is not pending or, to Seller’s knowledge, threatened, any action by or before the FCC to revoke, suspend, cancel, rescind or modify any of the FCC Authorizations (other than proceedings of general applicability), and there is not now issued or outstanding or pending or, to Seller’s knowledge, threatened, by or before the FCC, any order to show cause, notice of violation, notice of apparent liability, or notice of forfeiture or complaint against Seller or the Station. The Station is operating in material compliance with the FCC Authorizations, the Communications Act, and the rules, regulations and policies of the FCC.

         Section 2.10  Additional FCC Matters.

    (a)        Except as provided in Schedule 2.10, all material reports and filings required to be filed with the FCC by Seller with respect to the Station (including, without limitation, all required equal employment opportunity reports) have been timely filed. All such reports and filings are accurate and complete in all material respects. Seller maintains a public file for the Station as required by FCC rules. With respect to FCC licenses, permits and authorizations, Seller is operating only those facilities for which an appropriate FCC Authorization has been obtained and is in effect, and Seller is in material compliance with the conditions of each such FCC Authorization.

    (b)        Except as provided in Schedule 2.10, Seller is aware of no facts indicating that Seller is not in material compliance with all published FCC rules and policies, the Communications Act, or any other applicable federal, state and local statutes, regulations and ordinances. Seller is aware of no facts, and Seller has received no notice or communication, formal or informal, indicating that the FCC is considering revoking, suspending, canceling, rescinding or terminating any FCC Authorization.

    (c)        The operation of the Station does not cause or result in exposure of workers or the general public to levels of radio frequency radiation in excess of the “Radio Frequency Protection Guides” recommended in “ANSI Standard Safety Levels with Respect to Human Exposure to Radio Frequency Electromagnetic Fields 3kHz to 300 GHz” (ANSI/IEEE C95.1-1992), issued by the American National Standards Institute, and renewal of the FCC Authorizations would not constitute a “major action” within the meaning of Section 1.1301, et seq., of the FCC’s rules.

        Section 2.11 Approvals and Consents. Except as described in Schedule 2.11, the execution, delivery and performance by Seller of this Agreement and the consummation by it of the Subject Transactions will not require any consent, permit, license or approval of, or filing with or notice to, any person, entity or governmental or regulatory authority under any provision of law applicable to Seller or any Seller Contract, except as contemplated by Sections 10.12 (Application for FCC Consent).

        Section 2.12 Station Assets. The Station Assets constitute all of the assets necessary to conduct the present operations of the Station. Schedule 1.1(b) contains a description of all items of Tangible Personal Property having an original cost in excess of $1,000. Seller has good, valid and marketable title to all of the Station Assets, free and clear of all Liens (other than Permitted Liens). Each item of Tangible Personal Property, including, without limitation, all equipment and electrical devices, is in good operating condition and repair, is free from material defect and damage, is functioning in the manner and for the purposes for which it was intended, has been maintained in accordance with any applicable industry standards and regulations of the FCC, and does not require any repairs other than normal routine maintenance.

         Section 2.13  Real Property Leases

    (a)        Schedule 1.1(c) includes copies of all the Real Estate Leases, including any amendments. The Real Estate Leases included in Schedule 1.1(c) constitute all the Real Property Leases to which Seller is a party (either as lessor or lessee) and which are required or useful in the conduct of the business of the Station.

    (b)        With respect to each Real Estate Lease, (i) each such lease is in full force and effect, and is valid, binding and enforceable in accordance with its terms; (ii) all accrued and currently payable rents and other payments required thereunder have been paid; (iii) each such lease was entered into in the ordinary course of business and has provided for peaceable possession since the beginning of the original term thereof; (iv) Seller has, and to Seller’s knowledge, each other party thereto has complied in all material respects with all respective covenants and provisions of thereof; (v) Seller is not, and to the Seller’s knowledge, no other party is in material default in any respect thereunder; (vi) no party has asserted any defense, set off or counterclaim thereunder; (vii) no waiver, indulgence, or postponement of any obligations thereunder has been granted by any party; (viii) no notice of default or termination has been given or received, no event of default has occurred on Seller’s part or, to Seller’s knowledge, on any other party’s part, and, to Seller’s knowledge, no condition exists and no event has occurred that, with the giving of notice, the lapse of time, or the happening of any further event would become a default or permit early termination thereunder; (ix) neither Seller nor, to the Seller’s knowledge, any other party has violated any term or condition thereunder in any material respect; and (x) the validity or enforceability thereof will in no way be affected by the sale of the Station Assets as contemplated herein. Each such lease provides sufficient access to the Station’s facilities without need to obtain any other access rights. Except as set forth in Schedule 2.11, no third-party consent or approval is required for the assignment of any such lease to Buyer or for the consummation of the Subject Transactions.

         Section 2.14  Environmental Matters.

    (a)        As used herein, (i) the term “Environmental Laws” shall mean any and all state, federal, and local statutes, regulations and ordinances relating to the protection of human health and the environment, and (ii) the term “Hazardous Material” shall mean any hazardous or toxic substance, material, or waste including, without limitation, those substances, materials, pollutants, contaminants and wastes listed in the United States Department of Transportation Hazardous Materials Table (49 C.F.R. § 172.101) or by the United States Environmental Protection Agency as hazardous substances (40 C.F.R. Part 302 and amendments thereto), petroleum products (as defined in Title I to the Resource Conservation and Recovery Act, 42 U.S.C. § 6991-6991(i)) and their derivatives, and such other substances, materials, pollutants, contaminants and wastes as become regulated or subject to cleanup authority under any Environmental Laws.

    (b)        All activities of the Station or of Seller with respect to the Station have been and are being conducted in compliance with all federal, state and local statutes, ordinances, rules, regulations and orders, as well as all requirements of common law concerning those activities, repairs or construction of any improvements, manufacturing processing and/or handling of any materials, and discharges to the air, soil, surface water or groundwater.

    (c)        There has been no release during Seller’s occupancy, nor to Seller’s knowledge, is there present, any Hazardous Material on, in, from or onto the premises covered by the Real Estate Leases (the “Real Property”).

    (d)        Seller has not generated, manufactured, refined, transported, stored, handled, disposed of or released any Hazardous Material on the Real Property, nor has Seller or the Station permitted the foregoing.

    (e)        Seller has obtained all approvals and caused all notifications to be made as required by Environmental Laws;

    (f)        Set forth on Schedule 2.14 is a true and complete list of all of Seller’s and the Station’s required registrations with, licenses from, or permits issued by governmental agencies or authorities pursuant to environmental, health and safety laws, and all such registrations, licenses or permits are in full force and effect.

    (g)        Seller has not received any notice of any violation of any Environmental Laws.

    (h)        Seller has not received any notice of any action having been commenced or threatened regarding Seller’s compliance with any Environmental Laws.

    (i)        No tanks used for the storage of any Hazardous Material above or below ground are present or were at any time present on or about the Real Property.

    (j)        Seller has not received any notice of any action having been commenced or threatened regarding the presence of any Hazardous Material on or about the Real Property.

    (k)        No Hazardous Materials are present in any Station Assets and/or at the Real Property in such a manner as may require remediation under any applicable law.

    (l)        No polychlorinated biphenyls or substances containing polychlorinated biphenyls are present on the Real Property.

   (m)        No friable asbestos is present in the Station Assets and/or on the Real Property.

    (n)        Seller has not and will not release or waive the liability of any previous owner, lessee, or operator of the Real Property or any party who may be potentially responsible for the presence or removal of Hazardous Material on or about the Real Property. Seller has no indemnification obligation regarding Hazardous Material to any party.

    (o)        In addition to the terms of Article IX, but subject to the limitations of Section 9.7, Seller further agrees to defend, fully indemnify, and hold entirely free and harmless Buyer from and against all claims, judgments, damages, penalties, fines, costs, liabilities, or losses (including, without limitation, sums paid in settlement of claims, attorneys’ fees, consultant fees, and expert fees) that are imposed on, paid by, or asserted against Buyer, its successors or assigns, by reason or on account of, or in connection with, or arising out of (a) any investigative or remedial action continuing or initiated after the Closing Date involving the presence on or prior to the Closing Date of Hazardous Material on or about the Real Property or releases of Hazardous Material from the Real Property that occurred on or prior to the Closing Date, and/or (b) any injury or harm of any type to any person or entity or damage to any property arising out of, in connection with, or in any way relating to (i) the generation, manufacture, refinement, transportation, treatment, storage, recycling, disposal or release, or other handling on or prior to the Closing Date of Hazardous Material on or about the Real Property or pursuant to the operations conducted thereon, and/or (ii) the violation of any Environmental Laws on or prior to the Closing Date, and/or (iii) the contamination of the Real Property that occurred on or prior to the Closing Date; provided, that, notwithstanding anything to the contrary in this section, Buyer shall (x) provide prompt notice to Seller of any notice, fact or other circumstance which is received or comes to Buyer’s attention and which would, in Buyer’s view, entitle Buyer to indemnification from Seller under this section; and (y) not initiate any investigation, settle any claim, pay any judgment, or take any other action which would require Seller to indemnify Buyer under this section unless and until (i) ten (10) business days after Seller has received such notice (unless a third party or applicable law demands action prior to the expiration of that 10-business day period, in which case such earlier deadline shall be set forth in Buyer’s notice to Seller) and (ii) Seller has refused to acknowledge its obligation to indemnify Buyer under this section; and, provided further, that, in the event Seller acknowledges its indemnification obligations under this section, Seller shall assume responsibility (with attorneys of its choosing) to defend or otherwise resolve the matter specified in Buyer’s notice.

        Section 2.15 Compliance with Law. The Station, the Station Assets and Seller with respect to the Station and the Station Assets, are in all material respects in compliance with all requirements of law, federal, state and local, and all requirements of all governmental bodies or agencies having jurisdiction over any of them, the operation of the Station, the use of its properties and assets (including the Station Assets), and the Real Property. Without limiting the foregoing, Seller has paid all monies and obtained all licenses, permits, certificates and authorizations needed or required for the operation of the Station and the use of the Real Property. Seller has properly filed all material reports and other documents required to be filed with any federal, state, local or foreign government or subdivision or agency thereof. Seller has not received any notice, not heretofore complied with, from any federal, state or municipal authority or any insurance or inspection body that any of the Station Assets or its operation of the Station fails to comply in any material respect with any applicable law, ordinance, regulation, building or zoning law, or requirement of any governmental authority.

        Section 2.16 Insurance. Seller maintains insurance policies relating to the Station and the Station Assets bearing the policy numbers, for the terms, with the companies, in the amounts, providing the general coverage set forth on Schedule 2.16. All of such policies are in full force and effect and Seller is not in default of any material provision thereof. Seller has not received notice from any issuer of any such policies of its intention to cancel, terminate or refuse to renew any policy issued by it.

         Section 2.17  Employment Matters

    (a)        There are no collective bargaining agreements, or written or oral agreements relating to the terms and conditions of employment or termination of employment, covering any employees, consultants or agents of the Station, except as listed and described in Schedule 2.17. Except as listed and described in Schedule 2.17, no employee of the Station has a written employment Contract. Seller is not engaged in any unfair labor practice or other unlawful employment practice, and there are no unfair labor practice charges or other employee related complaints, grievances or arbitrations, against Seller pending before the National Labor Relations Board, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, the Department of Labor, any arbitration tribunal or any other federal, state, local or other governmental authority by or concerning Seller’s employees. There is no strike, picketing, slowdown or work stoppage by or concerning such employees pending against or involving Seller. No representation question is pending or threatened respecting any of Seller’s employees. Seller has delivered to Buyer copies of all letters, memoranda of understanding, past practices, assurances or other agreements modifying such collective bargaining agreements and other similar employee agreements.

    (b)        All handbooks, policies and procedures relating to all aspects of employment including, without limitation, compensation, benefits, equal employment opportunity and safety are listed and described in Schedule 2.17.

    (c)        The Station, and Seller with respect to the Station, have complied with in the past and are now in compliance with all labor and employment laws including, without limitation, federal, state, local and other applicable laws, rules, regulations, ordinances, orders and decrees concerning collective bargaining, unfair labor practices, payments of employment taxes, occupational safety and health, worker’s compensation, the payment of wages and overtime, and equal employment opportunity. The Station and Seller with respect to the Station, are not liable for any arrears or wages, benefits, taxes, damages or penalties for failing to comply with any law, rule, regulation, ordinance, order or decree relating in any way to labor or employment.

    (d)        Buyer shall have no obligation or liability due to or because of any past service liability, vested benefits, retirement plan insolvencies or other retirement plan or past employment obligation (except as provided herein) under local, state or federal law (including the Employee Retirement Income Security Act of 1974, as amended), resulting from the purchase of the Station or from former employees of Seller becoming employees of Buyer.

        Section 2.18 Litigation. There are no suits, arbitrations, administrative charges or other legal proceedings, claims or governmental investigations pending against, or, to Seller’s knowledge, threatened against, the Station or Seller relating to or affecting the Station or the Station Assets nor, to the knowledge of Seller, is there any basis for any such suit, arbitration, administrative charge or other legal proceeding, claim or governmental investigation. Seller has not been operating under or subject to, or in default with respect to, any judgment, order, writ, injunction or decree of any court or federal, state, municipal or other governmental department, commission, board, agency or instrumentality, foreign or domestic.

        Section 2.19 Intangible Property. Seller has all right, title and interest in and to all Intangible Property necessary to the conduct of the Station as presently operated. Schedule 1.1(f) contains a description of all Intangible Property used in the operation of the Station. Seller has no knowledge and has received no notice of any claim that any Intangible Property or the use thereof conflicts with, or infringes upon, any rights of any third party (and there is no basis for any such claim of conflict). Seller has the sole and exclusive right to use the Intangible Property. No service provided by the Station or any programming or other material used, broadcast or disseminated by the Station infringes upon any copyright, patent or trademark of any other party.

        Section 2.20 Bulk Sales. Neither the sale and transfer of the Station Assets pursuant to this Agreement, nor Buyer’s possession and use thereof from and after Closing because of such sale and transfer, will be subject to any law pertaining to bulk sales or transfers or imposing liability upon Buyer for appraisal or liability owing to Seller.

        Section 2.21 Brokers. There is no broker or finder or other person entitled to a commission or brokerage fee or payment in connection with this Agreement or the Subject Transactions as a result of any agreement of, or action taken by, Seller.

        Section 2.22 Absence of Material Change. Since June 30, 2005, and except as contemplated by the Shared Services Agreement, and except for those matters that affect the television industry as a whole:

    (a)        there has not been (i) any material adverse change in the financial condition, business, or affairs of Seller relating to the Station or (ii) any material physical damage or loss to any Station Assets ( except for those Station Assets which Seller has repaired or replaced with an asset of equivalent value);

    (b)        Seller has not taken any action with respect to the Station outside of the ordinary and usual course of business, except as related to the Subject Transactions;

    (c)        Seller with respect to the Station or the Station Assets has not borrowed any money;

    (d)        Seller has with respect to the Station paid all of its liabilities and obligations as and after they became due in accordance with the parameters of Section 1.3(d);

    (e)        Seller with respect to the Station has not incurred any liability or obligation of any nature to any party, except for obligations arising from the purchase of goods or the rendition of services in the ordinary course of business;

    (f)        Seller has not waived any right of substantial value;

    (g)        Seller has maintained its books, accounts and records in the usual, customary and ordinary manner; and

    (h)        Seller with respect to the Station has preserved its business organization intact, kept available the services of its employees in the ordinary course of business, and preserved its relationships with its customers, suppliers and others with whom it deals.

        Section 2.23 FAA Compliance. Seller and the Station Assets are in material compliance with all rules and regulations of the Federal Aviation Administration applicable to the Station.

        Section 2.24 Affiliates. Except as set forth in this Agreement (including any schedule), no Affiliate of Seller has an interest in any of the Station Assets or any property used in the operation of the Station. Neither Seller nor any Affiliate of Seller has any financial interest in any supplier, advertiser or customer of Seller or in any other business with which Seller does business or competes. For purposes of this Agreement, an “Affiliate” means any entity or person (or any relative of any person) that, directly or indirectly, owns or controls, is owned or controlled by, or under common control with, such entity or person.

        Section 2.25 Disclosure. No provision of this Agreement relating to Seller, the Station or the Station Assets, nor any document, Schedule, or Exhibit, provided by or executed by Seller in conjunction with the consummation of the Subject Transactions, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated in order to make the statement, in light of the circumstances in which it is made, not misleading. Except for facts affecting the television industry generally, there is no adverse fact now known to Seller relating to the Station or the Station Assets which has not been disclosed to Buyer.

         Section 2.26  Insolvency.

    (a)        Seller nor its ultimate parent company is Insolvent and will not become Insolvent as a result of the consummation of the Subject Transactions.

    (b)        None of the shareholders, the board of directors or executive officers of Seller or its ultimate parent company have contemplated, or have discussed, seeking protection from creditors under any of the provisions of Title 11 of the United States Code, 11 U.S.C. § 101, et seq. (the “Bankruptcy Code”) or taking any other action which could result in any other insolvency proceeding of any character with respect to Seller including, without limitation, bankruptcy, receivership or reorganization. No creditor of Seller or its ultimate parent company has commenced or threatened to institute proceedings against Seller under the Bankruptcy Code or to take any other action which could result in any other insolvency proceeding of any character with respect to Seller its ultimate parent company.

    (c)        For purposes of this Agreement, “Insolvent” means (i) Seller or its ultimate parent company is unable to pay its debts or other obligations as they become due or (ii) the aggregate fair valuation of Seller’s or its ultimate parent company’s debts are in excess of the aggregate fair valuation of their assets.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF BUYER

        Buyer represents and warrants to Seller:

        Section 3.1 Status. Each of CCB and CCBL is a Nevada corporation which is duly organized, validly existing and in good standing under the laws of the State of Nevada. Each of CCB and CCBL is duly qualified to do business and is in good standing in such states in which the failure to so qualify would have a material adverse effect on Buyer. Each of CCB and CCBL has the requisite power to enter into and complete the Subject Transactions.

        Section 3.2 No Conflicts. Neither the execution, delivery and performance by Buyer of this Agreement nor the consummation by Buyer of the Subject Transactions will: (a) conflict with or violate the certificate of incorporation or bylaws of Buyer; (b) conflict with or violate or result in any breach of or any default under, result in any termination or modification of, or cause any acceleration of any obligation under, any Contract (as defined in Section 2.4) to which Buyer is a party or by which it is bound; or (c) violate any judgment, decree, order, statute, rule or regulation applicable to Buyer.

        Section 3.3 Corporate Action. All corporate actions necessary to be taken by or on the part of Buyer in connection with the Subject Transactions have been duly and validly taken, and this Agreement has been duly and validly authorized, executed and delivered by Buyer and constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with and subject to its terms.

        Section 3.4 Brokers. There is no broker or finder or other person entitled to a commission or brokerage fee or payment in connection with this Agreement or the Subject Transactions as a result of any agreement of or action taken by Buyer.

        Section 3.5 Qualification. To Buyer’s knowledge, and except for the required divestiture described in Section 5.6, CCBL is qualified under the Communications Act and the existing rules, regulations and policies of the FCC to hold the FCC Authorizations.

ARTICLE IV

COVENANTS OF SELLER

        Seller covenants and agrees that from the date hereof until the completion of the Closing, except as contemplated by the Shared Services Agreement:

         Section 4.1  Operation of the Business.

    (a)        Seller shall continue to carry on the business of the Station and keep its books and accounts, records and files in the usual and ordinary manner in which the business has been conducted in the past. Seller shall operate the Station in material compliance with the terms of the FCC Authorizations and in compliance in all material respects with all applicable laws, rules and regulations and all applicable FCC rules and regulations. Seller shall maintain the FCC Authorizations in full force and effect and shall timely file and prosecute any necessary applications for renewal of the FCC Authorizations. Seller will deliver to Buyer, within ten (10) Business Days after filing, copies of any reports, applications or responses to the FCC related to the Station which are filed during the period between the date hereof and Closing.

    (b)        Seller shall provide Buyer with copies of the monthly internal operating statements relating to the Station for the monthly accounting periods between the date of this Agreement and the Closing Date by the 20th day of each calendar month for the preceding calendar month, which shall present fairly the financial position of the Station and the results of operations for the period indicated in accordance with generally accepted accounting principles. Such monthly statements shall show: (i) the actual results for such month and the budget for such month by line item, and (ii) account for items of non-recurring income and expense separately and (iii) account for and separately state all intercompany allocations of expenses relating to the Station, all of which shall be presented fairly and in accordance with generally accepted accounting principles.

    (c)        Seller shall make all reasonable efforts to preserve the business organization of the Station intact, retain substantially as at present the Station’s employees, consultants and agents, and preserve the goodwill of the Station’s suppliers, advertisers, customers and others having business relations with it.

    (d)        Nothing contained in this Agreement shall give Buyer any right to control the programming, operations or any other matter relating to the Station prior to the Closing Date, and Seller shall have complete control of the programming, operations and all other matters relating to the Station up to the Closing Date.

    (e)        Seller shall keep all Tangible Personal Property in good operating condition (ordinary wear and tear excepted) and repair and maintain adequate and usual supplies of inventory, office supplies, spare parts and other materials as have been customarily maintained in the past. Seller shall preserve intact the Station Assets and maintain in effect its current casualty and liability insurance on the Station Assets.

    (f)        Seller shall not, by any act or omission, cause any of the representations and warranties set forth in Article II to become untrue or incorrect, and shall cause the conditions to Closing set forth in Article VII to be satisfied and to otherwise ensure that the Subject Transactions shall be consummated as set forth herein.

    (g)        Prior to the Closing Date, Seller shall not, without the prior written consent of Buyer:

(i)	sell, lease, transfer, or agree to sell, lease or transfer, any Station Assets except for non-material sales or leases, in the ordinary course of business of items which are being replaced by assets of comparable or superior kind, condition and value;

(ii)	except as may be required by applicable law or government regulation, grant any raises to employees of the Station, pay any substantial bonuses or enter into any Contract of employment with any employee or employees of the Station, except in the ordinary course of business;

(iii)	renew, renegotiate, modify, amend or terminate any existing time sales Contracts with respect to the Station except in the ordinary course of business;

(iv)	renew, amend or terminate any Seller Contract except in the ordinary course of business;

(v)	enter into any new Contract with respect to the Station except in the ordinary course of business;

(vi)	enter into any Contract for programming that would be binding on Buyer after the Closing;

(vii)	apply to the FCC for any construction permit that would restrict the present operations of the Station, or make any change in any of the buildings, leasehold improvements or fixtures of the Station, except in the ordinary course of business; or

(viii)	enter into any barter or trade Contracts that are prepaid, or any Contract with an Affiliate of Seller.

        Section 4.2 Access to Facilities, Files and Records. At the request of Buyer, Seller shall from time to time give or cause to be given to the officers, employees, accountants, counsel, agents, consultants and representatives of Buyer: (a) full access during normal business hours to all facilities, properties, accounts, books, deeds, title papers, insurance policies, licenses, Seller Contracts, records and files of every character, equipment, machinery, fixtures, furniture, vehicles, notes and accounts payable and receivable of Seller with respect to the Station; and (b) all such other information concerning the affairs of the Station as Buyer may reasonably request. Any investigation or examination by Buyer shall not in any way diminish or obviate any representations or warranties of Seller made in this Agreement or in connection herewith. Seller shall cause its accountants and any agent of Seller in possession of Seller’s books and records to cooperate with Buyer’s requests for information pursuant to this Agreement.

        Section 4.3 Representations and Warranties. Seller shall give detailed written notice to Buyer promptly upon learning of the occurrence of any event that would cause or constitute a breach, or that would have caused a breach had such event occurred or been known to Seller prior to the date hereof, of any of Seller’s representations or warranties contained in this Agreement.

        Section 4.4   Consents.

    (a)        Seller shall use commercially reasonable efforts to obtain all of the consents noted on Schedule 2.11. If Seller does not obtain a consent required to assign a Seller Contract hereunder, Buyer shall not be required to assume such Seller Contract. Marked with an asterisk on Schedule 2.11 are those consents the receipt of which is a condition precedent to Buyer’s obligation to close under this Agreement (the “Required Consents”). Without limiting the foregoing, consent to assignment of the Station Affiliation Agreement, dated January 22, 2001, between ACME Television Holdings and The WB Television Network Partners, L.P. d/b/a The WB Televisions Network with respect to the Station shall be a Required Consent.

    (b)        Seller shall use commercially reasonable efforts to obtain consent from the landlord for Buyer to sublease the premises rented pursuant to that certain Lease, dated February 1, 1997, between Roberts Broadcasting Holdings of Utah, L.L.C. and ATU.

        Section 4.5 Notice of Proceedings. Seller will promptly notify Buyer in writing upon: (a) becoming aware of any order or decree or any complaint praying for an order or decree restraining or enjoining the consummation of this Agreement or the Subject Transactions; or (b) receiving any notice from any governmental department, court, agency or commission of its intention (i) to institute an investigation into, or institute a suit or proceeding to restrain or enjoin, the consummation of this Agreement or the Subject Transactions, or (ii) to nullify or render ineffective this Agreement or the Subject Transactions if consummated.

        Section 4.6 Consummation of Agreement. Subject to the provisions of Section 10.1: (a) Seller shall use all reasonable efforts to fulfill the conditions in Articles VI and VII, and to cause the Subject Transactions to be fully carried out; and (b) Seller shall not take any action that would make the consummation of this Agreement contrary to the Communications Act or the rules, regulations or policies of the FCC.

        Section 4.7 Intentionally Omitted.

        Section 4.8 Confidentiality. Any and all information, disclosures, knowledge or facts regarding Buyer or its business or properties to which Seller is exposed as a result of the negotiation, preparation or performance of this Agreement shall be confidential and shall not be divulged, disclosed or communicated to any other person, firm, corporation or entity, except for Seller’s employees, attorneys, accountants, investment bankers, investors and lenders, and their respective attorneys, on a need-to-know basis for the purpose of consummating the Subject Transactions.

        Section 4.9 Estoppel Certificates; Liens. Seller, at Seller’s expense, shall (i) use commercially reasonable efforts to obtain and deliver to Buyer written estoppel certificates (the “Estoppel Certificates”) duly executed by the lessors under the Real Property Leases, in form and substance reasonably satisfactory to Buyer, and (ii) obtain and deliver to Buyer UCC, judgment and state and federal tax lien search reports (showing searches in the name of Seller and the call letters of the Station) which show that no Liens are filed or recorded against the Station Assets in the public records of the State of Utah or any other jurisdiction where the Station Assets are located (the “Lien Search Reports”) except for those Liens that will be released at Closing. The Estoppel Certificates shall be dated as of the Closing Date. The Lien Search Reports shall be delivered within thirty (30) calendar days of the date of this Agreement and shall be updated as of the Closing.

        Section 4.10  Employee Matters.

    (a)        Buyer may offer employment to any of Seller’s employees of the Station (each an “Employee”) who is available for work on the Closing Date. Any such offer shall be for employment at will by Buyer as new employees of Buyer (subject to any applicable probation period not prohibited by law) to occupy positions designated by Buyer and pursuant to the terms and conditions determined by Buyer in it sole discretion.

    (b)        Seller shall make available to Buyer, to the fullest extent permitted by law, all information and materials requested by Buyer from the personnel files of each Employee who shall have elected to accept employment with Buyer.

    (c)        Buyer assumes no obligation to continue or assume any compensation arrangements or liabilities of Seller (including, without limitation, any salary, bonuses, fringe benefits, insurance plans, or pension or retirement benefits under any compensation or retirement plan maintained by Seller) to any such Employee.

    (d)        Seller shall remain responsible for the payment of all accrued benefits in accordance with the terms of Seller’s retirement plans, including any retiree medical, dental and life insurance plan. Buyer shall not at any time assume any liability under Seller’s retirement plans for the payment of benefits to any active or any terminated, vested or retired participants in Seller’s retirement plans.

    (e)        Seller shall retain the responsibility for payment of all medical, dental, health and disability claims incurred by any Employee prior to the Closing Date, and Buyer shall not assume any liability with respect to such claims. Seller shall also retain responsibility for disability payments to Employees on medical or disability leave at the Closing Date until such time as such Employee is offered employment by Buyer, in its sole discretion, or as otherwise required under applicable law or regulation. Except as provided in the immediately preceding sentence, Buyer shall assume responsibility for payment of all medical, dental, health and disability claims incurred by Employees in its employ on or after the Closing Date, which are covered under Buyer’s benefit plans and in which the Employee is a participant.

    (f)        Seller shall retain, consistent with its normal employment practices, all liabilities and obligations, if any (including, without limitation, the liability and obligation for all wages, salary, vacation pay and unemployment, medical, dental, health and disability benefits), for those former Employees of Seller who retire or whose employment is terminated prior to the Closing Date or otherwise do not become employees of Buyer.

    (g)        Seller shall deliver to Buyer, within ten (10) days of the execution of this Agreement, a list containing the names of all present employees of Seller and the positions, total annual compensation and accrued vacation and sick time of each.

ARTICLE V

COVENANTS OF BUYER

        Buyer covenants and agrees that from the date hereof until the completion of the Closing, except as contemplated by the Shared Services Agreement:

        Section 5.1 Representations and Warranties. Buyer shall give detailed written notice to Seller promptly upon learning of the occurrence of any event that would cause or constitute a breach or would have caused a breach had such event occurred or been known to Buyer prior to the date hereof, of any of the representations and warranties of Buyer contained in this Agreement.

        Section 5.2 Application for FCC Consent. Buyer will diligently take, or cooperate in the taking of, all steps that are necessary, proper or desirable to expedite the prosecution of the Application to a favorable conclusion, which includes the timely filing of oppositions to any petition to deny, informal objection, or other challenge to the Application or any FCC Consent. Buyer will promptly provide Seller with copies of any pleading, order or other document served on it relating to the Application. In the event that Closing occurs prior to a Final FCC Consent, then Buyer’s obligations under Section 10.12 and this Section 5.2 shall survive the Closing.

        Section 5.3 Consummation of Agreement. Subject to the provisions of Section 10.1: (a) Buyer shall use all reasonable efforts to fulfill the conditions in Articles VI and VII, and to cause the Subject Transactions to be fully carried out; and (b) Buyer shall not take any action that would make the consummation of this Agreement contrary to the Communications Act or the rules, regulations or policies of the FCC.

        Section 5.4 Notice of Proceedings. Buyer will promptly notify Seller in writing upon: (a) becoming aware of any order or decree or any complaint praying for an order or decree restraining or enjoining the consummation of this Agreement or the Subject Transactions; or (b) receiving any notice from any governmental department, court, agency or commission of its intention (i) to institute an investigation into, or institute a suit or proceeding to restrain or enjoin, the consummation of this Agreement or such transactions, or (ii) to nullify or render ineffective this Agreement or such transactions if consummated.

        Section 5.5 Confidentiality. Any and all information, disclosures, knowledge or facts regarding Seller, the Station and their operation and properties to which Buyer is exposed as a result of the negotiation, preparation or performance of this Agreement, including such information derived from or resulting from Buyer’s acts or conduct (including, without limitation, acts or conduct of Buyer’s officers, employees, accountants, counsel, agents, consultants or representatives, or any of them) under the provisions of Section 4.2, shall be confidential and shall not be divulged, disclosed or communicated to any other person, firm, corporation or entity, except for Buyer’s attorneys, accountants, investment bankers, investors and lenders, and their respective attorneys for the purpose of consummating the Subject Transactions.

        Section 5.6 Sale of Radio Station. Buyer shall use commercially reasonable efforts to cause Citicasters Co. and Citicasters Licenses, L.P. (together “Citicasters”), each an Affiliate of Buyer, to sell the assets of radio station KALL-AM, North Salt Lake City, Utah (the “KALL Assets”), a divestiture required for Buyer to become qualified under the rules and regulations of the FCC to own the Station. In no event shall Buyer’s covenant under this section require Citicasters, in its sole discretion, to (a) accept a purchase price which it believes to be less than the fair market value of the KALL Assets or (b) execute a purchase agreement that, in Citicasters’ view, contains unacceptable terms and conditions. A breach of the covenant of Buyer set forth in this Section 5.6 shall not entitle Seller to the liquidated damages payment set forth in Section 10.1, notwithstanding the provisions thereof.

ARTICLE VI

CONDITIONS TO THE OBLIGATIONS OF SELLER

        The obligations of Seller under this Agreement are, at its option, subject to the fulfillment of the following conditions prior to or on the Closing Date:

         Section 6.1  Representations, Warranties and Covenants.

    (a)        Each of the representations and warranties of Buyer contained in this Agreement shall have been true and correct as of the date when made and shall be deemed to be made again on and as of the Closing Date and shall then be true and correct, except to the extent changes are permitted or contemplated pursuant to this Agreement.

    (b)        Buyer shall have performed and complied with each and every covenant and agreement required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

    (c)        Buyer shall have furnished Seller with a certificate, dated the Closing Date and duly executed by a Vice President of Buyer authorized on behalf of Buyer to give such a certificate, to the effect that the conditions set forth in Sections 6.1(a) and (b) have been satisfied.

        Section 6.2  Proceedings.

    (a)        Neither Seller nor Buyer shall be subject to any judicial or governmental restraining order or injunction restraining or prohibiting the consummation of the Subject Transactions.

    (b)        In the event such a restraining order or injunction is in effect, this Agreement may not be terminated by Seller prior to the Final Closing Date, but the Closing shall be delayed during such period. This Agreement may be terminated after the Final Closing Date if such restraining order or injunction remains in effect. Seller shall take all reasonable steps to have any such order dissolved or terminated in order to effectuate the Closing.

        Section 6.3 FCC Authorizations. The assignment of all of the FCC Authorizations to CCBL shall have been initially approved by the FCC without any conditions materially adverse to Seller.

        Section 6.4 Deliveries. Buyer shall have complied with each and every one of its obligations set forth in Section 8.2.

ARTICLE VII

CONDITIONS TO THE OBLIGATIONS OF BUYER

        The obligations of Buyer under this Agreement are, at its option, subject to the fulfillment of the following conditions prior to or on the Closing Date:

        Section 7.1  Representations, Warranties and Covenants.

    (a)        Each of the representations and warranties of Seller contained in this Agreement shall have been true and correct as of the date when made and shall be deemed to be made again on and as of the Closing Date and shall then be true and correct except to the extent changes are permitted or contemplated pursuant to this Agreement.

    (b)        Seller shall have performed and complied with each and every covenant and agreement required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

    (c)        Seller shall have furnished Buyer with a certificate, dated the Closing Date and duly executed by the President or Vice President of Seller authorized on behalf of Seller to give such a certificate, to the effect that the conditions set forth in Sections 7.1(a) and (b) have been satisfied.

        Section 7.2  Proceedings.

    (a)        Neither Seller nor Buyer shall be subject to any judicial or governmental restraining order or injunction restraining or prohibiting the consummation of the Subject Transactions.

    (b)        In the event such a restraining order or injunction is in effect, this Agreement may not be terminated by Buyer prior to the Final Closing Date, but the Closing shall be delayed during such period. This Agreement may be terminated after such date if such restraining order or injunction remains in effect. Buyer shall take all reasonable steps to have any such order dissolved or terminated in order to effectuate the Closing.

        Section 7.3 FCC Authorizations. The assignment of all of the FCC Authorizations to CCBL shall have been initially approved by the FCC (and, at Buyer’s option, such FCC Consent shall have become Final), without any conditions materially adverse to Buyer.

        Section 7.4 Deliveries. Seller shall have complied with each and every one of its obligations set forth in Section 8.1.

        Section 7.5 Required Consents.. Seller shall have obtained all of the Required Consents.

        Section 7.6 No Material Change. Except for circumstances which affect the television industry as a whole, Seller’s business with respect to the Station shall not have been materially and adversely affected as of the Closing Date. No change shall be considered “materially adverse” if it arises out of or is related to the terms hereof or the Subject Transactions.

        Section 7.7 Sale of Radio Station. The KALL Assets shall have been assigned or otherwise sold to a third party unaffiliated with Buyer.

ARTICLE VIII

ITEMS TO BE DELIVERED AT THE CLOSING

        Section 8.1 Deliveries by Seller. At the Closing, Seller shall deliver to Buyer duly executed by Seller or such other signatory as may be required by the nature of the document:

    (a)        bills of sale, certificates of title, endorsements, assignments, and other good and sufficient instruments of sale, conveyance, transfer and assignment, in form and substance satisfactory to Buyer, sufficient to sell, convey, transfer and assign the FCC Authorizations to CCBL and the other Station Assets to CCB free and clear of any Liens (other than Permitted Liens);

    (b)        the FCC Consent, and the Required Consents under Section 4.4 and any other Consents obtained by Seller;

    (c)        certified copies of resolutions, duly adopted by the members of Seller, which shall be in full force and effect at the time of the Closing, authorizing the execution, delivery and performance by Seller of this Agreement, and the consummation of the Subject Transactions;

    (d)        the certificate referred to in Section 7.1(c); and

    (e)        the Estoppel Certificates and the Lien Search Reports.

        Section 8.2 Deliveries by Buyer.. At the Closing, Buyer shall deliver to Seller:

    (a)        the Purchase Price, which shall be paid in the manner specified in Section 1.4;

    (b)        an instrument or instruments of assumption of the Seller Contracts and Real Property Leases to be assumed by CCB pursuant to this Agreement;

    (c)        certified copies of resolutions, duly adopted by the Boards of Directors of each Buyer, which shall be in full force and effect at the time of the Closing, authorizing the execution, delivery and performance by each Buyer of this Agreement and the consummation of the Subject Transactions; and

    (d)        the certificate referred to in Section 6.1(c).

ARTICLE IX

SURVIVAL; INDEMNIFICATION

        Section 9.1 Survival. All representations, warranties, covenants and agreements contained in this Agreement, or in any certificate, agreement, or other document or instrument, delivered pursuant hereto, shall survive until eighteen (18) months after the Closing, except for those liabilities retained by Seller or, as the case may be, assumed by Buyer hereunder, which shall survive without limitation.

        Section 9.2  Indemnification.

    (a)        From and after Closing, Seller (an “Indemnifying Party”) shall indemnify and hold harmless Buyer, the stockholders, the directors, officers, employees, and agents of Buyer and all Affiliates of Buyer, and their respective successors and assigns (collectively, the “Buyer Indemnitees”) from, against and in respect of, and reimburse the Buyer Indemnitees for, the amount of any and all Deficiencies (as defined in Section 9.3(a)).

    (b)        From and after Closing, Buyer (an “Indemnifying Party”) shall indemnify and hold harmless Seller, the members, directors, officers, employees, and agents of Seller and all Affiliates of Seller, and their respective successors and assigns (collectively, the “Seller Indemnitees”) from, against and in respect of, and reimburse the Seller Indemnitees for, the amount of any and all Deficiencies (as defined in Section 9.3(b)).

        Section 9.3  Definition of “Deficiencies”.

    (a)        As used in this Article IX, the term “Deficiencies,” when asserted by Buyer Indemnitees or arising out of a third party claim against Buyer Indemnitees, shall mean any and all losses, damages, liabilities and claims sustained by the Buyer Indemnitees, along with all Legal Expenses reasonably incurred thereby, arising out of, based upon or resulting from:

(i)	any misrepresentation, breach of warranty, or any non-fulfillment of any representation, warranty, covenant, obligation or agreement on the part of Seller contained in or made pursuant to this Agreement;

(ii)	any error contained in any statement, report, certificate or other document or instrument delivered by Seller pursuant to this Agreement;

(iii)	any failure by Seller to pay or perform any obligation relating to the Station or the Station Assets that is not expressly assumed by Buyer pursuant to the provisions of this Agreement;

(iv)	any litigation, proceeding or claim by any third party relating to the business or operations of the Station or the Station Assets prior to the Closing Date, no matter when brought or made; and

(v)	any severance pay or other payment required to be paid with respect to any employee of the Station.

    (b)        As used in this Article IX, the term “Deficiencies,” when asserted by Seller Indemnitees or arising out of a third party claim against Seller Indemnitees, shall mean any and all losses, damages, liabilities and claims sustained by the Seller Indemnitees, along with all Legal Expenses reasonably incurred thereby, arising out of, based upon or resulting from:

(i)	any misrepresentation, breach of warranty, or any non-fulfillment of any representation, warranty, covenant, obligation or agreement on the part of Buyer contained in or made pursuant to this Agreement;

(ii)	any error contained in any statement, report, certificate or other document or instrument delivered by Buyer pursuant to this Agreement;

(iii)	any failure by Buyer to pay or perform any obligation or liability relating to the Station or the Station Assets that is expressly assumed by Buyer pursuant to the provisions of this Agreement; and

(iv)	any litigation, proceeding or claim by any third party to the extent relating to the Station Assets or the business or operations of the Station after the Closing Date.

         Section 9.4  Procedures.

    (a)        In the event that any claim shall be asserted by any third party against the Buyer Indemnitees or Seller Indemnitees (Buyer Indemnitees or Seller Indemnitees, as the case may be, hereinafter, the “Indemnitees”), which, if sustained, would result in a Deficiency, then the Indemnitees, as promptly as practicable after learning of such claim, shall notify the Indemnifying Party of such claim, and shall extend to the Indemnifying Party a reasonable opportunity to defend against such claim, at the Indemnifying Party’s sole expense; provided, however, that the Indemnifying Party proceeds in good faith, expeditiously and diligently. The Indemnitees shall, at their option and expense, have the right to participate in any defense undertaken by the Indemnifying Party with legal counsel of their own selection. No settlement or compromise of any claim which may result in a Deficiency may be made by the Indemnifying Party without the prior written consent of the Indemnitees unless: (i) prior to such settlement or compromise the Indemnifying Party acknowledges in writing its obligation to pay in full the amount of the settlement or compromise and all associated expenses; and (ii) the Indemnitees are furnished with a full release.

    (b)        In the event that the Indemnitees assert the existence of any Deficiency against the Indemnifying Party, they shall give written notice to the Indemnifying Party of the nature and amount of the Deficiency asserted. If the Indemnifying Party, within a period of thirty (30) calendar days after receipt of the Indemnitees’ notice, shall not give written notice to the Indemnitees announcing its intent to contest such assertion of the Indemnitees (such notice by the Indemnifying Party being hereinafter referred to as the “Contest Notice”), such assertion of the Indemnitees shall be deemed accepted and the amount of the Deficiency shall be deemed established. In the event, however, that a Contest Notice is given to the Indemnitees within said 30-day period, then the contested assertion of a Deficiency shall be settled by arbitration to be held in Salt Lake City, Utah in accordance with the Commercial Rules of the American Arbitration Association then existing. The determination of the arbitrator shall be delivered in writing to the Indemnifying Party and the Indemnitees and shall be final, binding and conclusive upon all of the parties hereto, and the amount of the Deficiency, if any, determined to exist, shall be deemed established.

    (c)        The Indemnitees and the Indemnifying Party may agree in writing, at any time, as to the existence and amount of a Deficiency, and, upon the execution of such agreement, such Deficiency shall be deemed established.

        Section 9.5 Payment of Deficiencies. The Indemnifying Party shall pay the amount of established Deficiencies within fifteen (15) calendar days after the establishment thereof. The amount of established Deficiencies shall be paid in cash. At the option of the Indemnitees, the Indemnitees may offset any Deficiency or any portion thereof that has not been paid by the Indemnifying Party to the Indemnitees against any obligation the Indemnitees, or any of them, may have to the Indemnifying Party.

        Section 9.6 Legal Expenses. As used in this Article IX, the term “Legal Expenses” shall mean any and all fees (whether of attorneys, accountants or other professionals), costs and expenses of any kind reasonably incurred by any person identified herein and its counsel in investigating, preparing for, defending against, or providing evidence, producing documents or taking other action with respect to any threatened or asserted claim.

        Section 9.7. Limitations. Notwithstanding anything to the contrary in this Section, (a) no Deficiency shall exist unless the amount involved exceeds (along with any other Deficiencies) $50,000, at which point the Deficiency shall include that initial $50,000, and (b) in no event shall Deficiencies paid by Seller to Buyer or vice versa exceed, in the aggregate, Nine Million Dollars ($9,000,000).

ARTICLE X

MISCELLANEOUS

        Section 10.1 Termination. This Agreement may be terminated at any time prior to Closing: (a) by the mutual consent of Seller and Buyer; (b) by Buyer or Seller, if the FCC has denied or designated for oral evidentiary hearing the Application, as defined herein, in an order which has become Final; (c) by Buyer or Seller, if the Closing has not taken place by the Final Closing Date for reasons other than through the failure of the party seeking to terminate this Agreement to comply fully with its obligations under this Agreement; (d) by Buyer, as provided in Section 2.14 (Environmental Matters), Section 10.8 (Broadcast Transmission Interruption) or Section 10.9 (Risk of Loss); (e) by Buyer, if on the Closing Date, Seller has failed to satisfy the conditions set forth in Section 7.1, 7.4, 7.5, 7.6 or 7.7; (f) by Buyer, if Seller has failed to cure a material breach of any of its representations, warranties or covenants under this Agreement within thirty (30) calendar days after it receives notice from Buyer of such breach; (g) by Seller, if on the Closing Date, Buyer has failed to satisfy the conditions set forth in Section 6.1 or 6.4; and (h) by Seller, if Buyer has failed to cure a material breach of any of its representations, warranties or covenants under this Agreement within thirty (30) calendar days after it receives notice from Seller of such breach. A termination by Buyer pursuant to this Section 10.1 shall not relieve Seller of any liability it would otherwise have for a breach of this Agreement. If this Agreement is terminated by Seller pursuant to Section 10.1(h), Buyer shall make a payment to Seller of Nine Hundred Twenty-Five Thousand Dollars ($925,000) in cash or by wire transfer of immediately available funds within three (3) business days after receipt of Seller’s notice of termination.  Such payment shall be made as liquidated damages (in recognition of the difficulty, if not impossibility, of quantifying Seller’s damages from such termination) and shall constitute Seller’s exclusive remedy for any termination pursuant to Section 10.1(h). Notwithstanding anything to the contrary herein, the absence of any consummation of the assignment or sale of the KALL Assets shall not constitute a breach of Buyer’s obligations hereunder that entitles Seller to the foregoing liquidated damages payment.

        Section 10.2 Specific Performance. The parties acknowledge that the Station is of a special, unique and extraordinary character, and that monetary damages alone are an inadequate remedy for Seller’s breach of this Agreement. In the event of a breach or threatened breach by Seller of any representation, warranty, covenant or agreement under this Agreement, at Buyer’s election, in addition to any other remedy available to it, Buyer shall be entitled to an injunction restraining any such breach or threatened breach and, subject to obtaining any requisite approval of the FCC, to enforcement of this Agreement by a decree of specific performance requiring Seller to fulfill its obligations under this Agreement, in each case without the necessity of showing economic loss or other actual damage and without any bond or other security being required. Such right of specific performance or injunctive relief shall be in addition to, and not in lieu of, Buyer’s right to recover damages and to pursue any other remedies available for breach. In any action by Buyer to specifically enforce Seller’s obligation to close the transactions contemplated by this Agreement, Seller shall waive the defense that there is an adequate remedy at law or in equity and agrees that Buyer shall be entitled to obtain specific performance of the Seller’s obligation to close without being required to prove actual damages. As a condition to seeking specific performance, Buyer shall not be required to tender the Purchase Price as contemplated by Section 1.4 but shall be required to demonstrate that Buyer is ready, willing and able to tender the Purchase Price as contemplated by such Section.

        Section 10.3 Expenses. Each party hereto shall bear all of its expenses incurred in connection with the Subject Transactions including, without limitation, accounting and legal fees incurred in connection herewith; provided, however, that: (i) Seller and Buyer shall each pay one-half of the FCC filing fees required to be paid in connection with the Application; and (ii) all taxes applicable to the transfer of the Assets (including any real estate transfer taxes) shall be paid by one-half by Seller and one-half by Buyer.

        Section 10.4 Bulk Sales Laws. Seller shall indemnify and hold Buyer harmless, in the manner and to the extent provided in Article IX, from all claims made by creditors with respect to non-compliance with any bulk sales law.

        Section 10.5 Remedies Cumulative. The remedies provided in this Agreement shall be cumulative and shall not preclude the assertion by any party hereto of any other rights or the seeking of any other remedies against the other party hereto.

        Section 10.6 Further Assurances. From time to time prior to, on and after the Closing Date, each party hereto will execute all such instruments and take all such actions as any other party shall reasonably request, without payment of further consideration, in connection with carrying out and effectuating the intent and purpose hereof and all Subject Transactions, including, without limitation, the execution and delivery of any and all confirmatory and other instruments in addition to those to be delivered on the Closing Date, and any and all actions which may reasonably be necessary to complete the Subject Transactions. The parties shall cooperate fully with each other and with their respective counsel and accountants in connection with any steps required to be taken as part of their respective obligations under this Agreement.

        Section 10.7  Public Announcements.

    (a)        Prior to the Closing Date, no party shall, without the approval of the other party hereto, make any press release or other public announcement concerning the Subject Transactions, except (i) to announce it has been entered into, and (ii) as and to the extent that such party shall be so obligated by law, in which case such party shall give advance notice to the other party, and the parties shall thereafter use their best efforts to cause a mutually agreeable release or announcement to be issued.

    (b)        Notwithstanding the foregoing, the parties acknowledge that the rules and regulations of the FCC require that public notice of the Subject Transactions be made after the Application has been filed with the FCC. The form and substance of such public notice, to the extent not dictated by the Communications Act or the rules and regulations of the FCC, shall be mutually agreed upon by Seller and Buyer.

        Section 10.8 Broadcast Transmission Interruption. If, before the Closing, the regular broadcast transmission of the Station in the normal and usual manner (meaning that the Station is operating at less than 90% of its authorized power) is interrupted for a period of eight (8) consecutive hours or more, Seller shall give prompt written notice thereof to Buyer. Buyer shall then have the right, by giving written notice to Seller, to postpone (and if necessary re-postpone) the Closing to a date that is fifteen (15) calendar days after the end of any such interruption. If the regular broadcast transmission in the normal and usual manner of the Station is interrupted (meaning that the Station is operating at less than 90% of its authorized power) for a continuous period of ninety-six (96) hours or more at any time prior to Closing Date, then (a) Seller immediately shall give written notice thereof to Buyer and (b) Buyer shall have the right, by giving written notice to Seller, to (i) terminate this Agreement, or (ii) postpone the Closing as provided above.

        Section 10.9 Risk of Loss. The risk of loss, damage or destruction to any of the Station Assets shall be borne by Seller at all times up to the Closing (meaning the point in time when the Purchase Price is wired to Seller), and it shall be the responsibility of Seller to repair or cause to be repaired and to restore the property to its condition prior to any such loss, damage, or destruction. In the event of any such loss, damage, or destruction, the proceeds of any claim for any loss, payable under any insurance policy with respect thereto, shall be used to repair, replace, or restore any such property to its former condition, subject to the conditions stated below. In the event of any loss or damage to any of the Station Assets, Seller shall notify Buyer thereof in writing immediately. Such notice shall specify with particularity the loss or damage incurred, the cause thereof (if known or reasonably ascertainable), and the insurance coverage. In the event that the subject property is material to the operation of the Station and is not completely repaired, replaced or restored on or before the scheduled Closing Date, Buyer, at its option, may: (a) elect to postpone Closing until such time as the property has been completely repaired, replaced or restored (and, if necessary, Seller shall join Buyer in requesting from the FCC any extensions of time in which to consummate the Closing that may be required in order to complete such repairs); or (b) elect to consummate the Closing and accept the subject property in its then-current condition, in which event Seller shall pay to Buyer all proceeds of insurance and assign to Buyer the right to any unpaid proceeds; or (c) terminate this Agreement. In the event a non-material Station Asset is not repaired, replaced or restored prior to the Closing Date, Buyer shall have the option to (x) postpone the Closing until such repair, replacement or restoration can be accomplished or (y) proceed to Closing with a credit against the Purchase Price that is agreed to by the parties or decided by the CPA identified in Section 1.5.

        Section 10.10 Arbitration. In case any disagreement shall arise on or before the Closing Date between the parties hereto in relation to this Agreement, whether as to the construction or operation hereof or the respective rights and liabilities hereunder, such disagreement shall be decided by arbitration in accordance with the then-current Commercial Rules of the American Arbitration Association, to the extent that such rules do not conflict with the terms of this Section 10.10. All arbitration shall be conducted in Salt Lake City, Utah. Arbitration shall be initiated by either party giving written notice to arbitrate to the other party, stating the question to be arbitrated and the name of the arbitrator selected by that party. Within ten (10) calendar days of the date of said notice to arbitrate, the other party shall select and give written notice of its arbitrator to the initiating party. The two arbitrators so selected shall select a third arbitrator and give written notice within ten (10) calendar days after the third arbitrator is chosen. The arbitration shall be conducted solely by the third arbitrator, who shall hear evidence and make an award within thirty (30) calendar days after the notice of selection of the third arbitrator is given to the parties, which award, when signed by the third arbitrator, shall be final. If either party shall refuse or neglect to appoint an arbitrator within ten (10) calendar days after receipt of notice from the other party with respect to its appointment of an arbitrator, , then the arbitrator appointed by the first party shall have power to proceed to arbitrate and determine the matters of disagreement as if he were an arbitrator appointed by both the parties hereto for that purpose, and his award in writing signed by him shall be final; provided, however, that such award shall be made within thirty (30) calendar days after such refusal or neglect of the other party to appoint an arbitrator. The party against which such award is made shall pay all costs and expenses of the arbitration and shall reimburse the prevailing party for all reasonable costs incurred thereby, including reasonable attorneys’ fees. The Closing Date shall be automatically postponed during any such arbitration, but not beyond the Final Closing Date; provided, however, that, notwithstanding anything in this Agreement to the contrary, the party initially requesting arbitration hereunder shall not be entitled to terminate the Agreement until five (5) days after the arbitration is concluded. Nothing herein shall prevent Buyer from obtaining an injunction, decree of specific performance or other equitable relief from any court.

        Section 10.11 Rescission of Agreement. If the Closing occurs prior to a Final FCC Consent, and prior to becoming Final the FCC Consent is reversed or otherwise set aside, and there is a Final order of the FCC (or court of competent jurisdiction) requiring the re-assignment of the FCC Authorizations to Seller, then Seller and Buyer agree that the purchase and sale of the Station Assets shall be rescinded. In such event, Buyer shall reconvey to Seller the Station Assets, and Seller shall repay to Buyer the Purchase Price and reassume the Seller Contracts assigned and assumed by Buyer at Closing. Any such rescission shall be consummated on a mutually agreeable date within thirty (30) calendar days of such Final order (or, if earlier, within the time required by such order). In connection therewith, Buyer and Seller shall each execute such documents (including execution by Buyer of instruments of conveyance of the Station Assets to Seller and execution by Seller of instruments of assumption of the Seller Contracts assigned and assumed at Closing) and make such payments (including repayment by Seller to Buyer of the Purchase Price) as are necessary to give effect to such rescission. Seller’s and Buyer’s obligations under this Section 10.11 shall survive the Closing.

        Section 10.12 Application for FCC Consent. As soon as possible (but in no event later than seven (7) calendar days after the date of this Agreement), Seller shall file an application with the FCC (the “Application”) requesting the FCC’s written consent to the assignment of the Station’s FCC Authorizations to CCBL and for the consummation of the Subject Transactions. Buyer and Seller shall diligently take all steps that are necessary, proper or desirable to expedite the prosecution of the Application to a favorable conclusion. Seller shall promptly provide Buyer with a copy of any pleading, order or other document served on Seller relating to the Application. Seller shall furnish all information required by the FCC and shall be represented at all meetings or hearings scheduled to consider the Application. The FCC’s written consent to the Application is referred to herein as the “FCC Consent.” In the event that Closing occurs hereunder prior to the receipt of a Final FCC Consent, then Seller’s obligations under this Section 10.12 shall survive the Closing. For purposes of this Agreement, the term “Final” shall mean that action shall have been taken by the FCC (including action duly taken by the FCC’s staff, pursuant to delegated authority) which shall not have been reversed, stayed, enjoined, set aside, annulled or suspended; with respect to which no timely request for stay, petition for rehearing, appeal or certiorari or sua sponte action of the FCC with comparable effect shall be pending; and as to which the time for filing any such request, petition, appeal, certiorari or for the taking of any such sua sponte action by the FCC shall have expired or otherwise terminated. Upon written request of Buyer, Seller shall take all steps necessary, proper or desirable to obtain extension(s) of the Final FCC Consent; provided, however, that in no event shall Seller be obligated to request an extension of the Final FCC Consent to a date beyond the Final Closing Date.

        Section 10.13 Non-Assignable Contracts. Nothing contained in this Agreement shall be construed as an assignment or an attempted assignment of any Contract which is by law non-assignable without the consent of the other party or parties thereto, unless such consent shall be given.

        Section 10.14 Collection of Accounts Receivable. On the Closing Date, Seller shall turn over to Buyer for collection only all accounts receivable of Seller relating to the Station existing as of such date (“Seller Receivables”) and shall deliver to Buyer a list of the Seller Receivables. During the ninety (90) day period following the Closing Date (the “Collection Period”), Buyer shall use reasonable efforts, consistent with its usual collection practices (but without obligation to institute proceedings or use any other extraordinary means of collection) to collect the Seller Receivables. During the Collection Period, Buyer shall remit such collections to Seller on a monthly basis with a report of all collections and remaining Seller Receivables. Buyer shall not compromise, settle or adjust the amount of any Seller Receivables without Seller’s prior written consent. Seller shall not attempt to collect any of the Seller Receivables during the Collection Period. If Seller receives a payment from an account debtor whose debt is part of the Seller Receivables, Seller shall promptly notify Buyer thereof. At the end of the Collection Period, Buyer shall turn back to Seller any uncollected amounts of the Seller Receivables, and Buyer shall have no further obligation with respect to the Seller Receivables.

ARTICLE XI

GENERAL PROVISIONS

        Section 11.1 Successors and Assigns. Except as otherwise expressly provided herein, this Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective representatives, successors and assigns. Except as set forth in Section 11.8, Buyer and Seller may not assign this Agreement or any part hereof or assign any of its rights or delegate any of its duties hereunder without the prior written consent of the other party, and any such attempted assignment or delegation without such consent shall be void; provided, however, that Buyer may assign this Agreement and its rights and obligations hereunder in whole or in part without Seller’s consent (including, without limitation, separate assignments with respect to one or more of the Station) to an Affiliate of Buyer (which assignment shall not relieve Buyer of its obligations hereunder).

        Section 11.2 Amendments; Waivers. The terms, covenants, representations, warranties and conditions of this Agreement may be changed, amended, modified, waived, or terminated only by a written instrument executed by the party waiving compliance. The failure of any party at any time or times to require performance of any provision of this Agreement shall in no manner affect the right of such party at a later date to enforce the same. No waiver by any party of any condition or the breach of any provision, term, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or of the breach of any other provision, term, covenant, representation or warranty of this Agreement.

        Section 11.3 Notices. All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing (which shall include notice by facsimile transmission with written confirmation of receipt) and shall be deemed to have been duly made and received when personally served, or when delivered by Federal Express or a similar overnight courier service, expenses prepaid, or, if sent by facsimile communications equipment, delivered by such equipment, addressed as set forth below:

(a) if to Seller, then to:	Tom Allen, Executive Vice President ACME Television of Utah, LLC 2101 E. Fourth Street, Suite 202A Santa Ana, California 92705 Telecopier No.: (714) 245-9494

Douglas Gealy, President ACME Television of Utah, LLC Suite 202 10829 Olive Boulevard St. Louis, MO 63141 Telecopier No.: (314) 989-0616

with a copy (which shall not constitute notice) to:
Dickstein Shapiro Morin & Oshinsky LLP 2101 L Street, NW Washington, DC 20037 Attention: Mr. Lew Paper Telecopier No.: (202) 887-0689

(b) if to Buyer, then to:	Clear Channel Broadcasting, Inc. 200 E. Basse Rd. San Antonio, Texas 78209 Attention: Chief Legal Officer Telecopier No.: (210) 832-3428

with a copy (which shall not constitute notice) to:
Wiley, Rein & Fielding 1776 K Street, N.W. Washington, D.C. 20006 Attention: Doc Bodensteiner Telecopier No.: (202) 429-7209

Any party may alter the address to which communications are to be sent by giving notice of such change of address in conformity with the provisions of this Section providing for the giving of notice. Any such notice or communication shall be deemed to have been received (a) when delivered, if personally delivered, (b) when sent, if sent by telecopy on any day that is not a Saturday, Sunday, legal holiday or other day on which banks in San Antonio, Texas are required to be closed (each a “Business Day”) (or, if not sent on a Business Day, on the next Business Day after the date sent by telecopy), or (c) on the next Business Day after dispatch, if sent by nationally recognized, overnight courier guaranteeing next Business Day delivery.

        Section 11.4 Captions; References. The captions of Articles and Sections of this Agreement are for convenience only and shall not control or affect the meaning or construction of any of the provisions of this Agreement. References to an “Article” or “Section” when used without further attribution shall refer to the particular article or section of this Agreement.

        Section 11.5 Governing Law. This Agreement and all questions relating to its validity, interpretation, performance and enforcement shall be governed by and construed in accordance with the laws of the State of Texas, without giving effect to principles of conflicts of laws.

        Section 11.6 Entire Agreement. This Agreement, together with all Exhibits and Schedules attached hereto, constitutes the full and entire understanding and agreement between the parties with regard to the subject matter hereof, and supersedes all prior agreements, understandings, inducements or conditions, express or implied, oral or written, relating to the subject matter hereof. The express terms hereof control and supersede any course of performance and/or usage of trade inconsistent with any of the terms hereof. This Agreement has been prepared by all of the parties hereto, and no inference of ambiguity against the drafter of a document therefore applies against any party hereto.

        Section 11.7 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories. Facsimile signatures are sufficient to make this Agreement effective.

        Section 11.8 Section 1031 Exchange. The transfer of all or part of the Station Assets contemplated by this Agreement may be part of an exchange of assets that will qualify, pursuant to Section 1031 of the Code, and regulations thereunder, as a deferred like-kind exchange by Buyer (as long as such exchange does not impose any cost on Seller or delay the Closing). As such, it is expressly acknowledged that Buyer, its assignee or transferee, may, at or prior to Closing, assign its rights (in whole or in part) under this Agreement to a qualified intermediary as defined in Treasury regulation section 1.1031(k)-1(g)(4), or a similar entity or arrangement (“Qualified Intermediary”), subject to all of Buyer’s rights and obligations herein and shall promptly provide written notice of such assignment to Seller. Seller shall cooperate with the reasonable requests of Buyer’s Qualified Intermediary in arranging and effecting this exchange under Section 1031 of the Code. Without limiting the generality of the foregoing, if Buyer has given notice of its intention to effect an exchange using a Qualified Intermediary, Seller shall promptly provide Buyer with written acknowledgment of such notice, and the Qualified Intermediary shall pay some or all of the Purchase Price for any Station Assets identified by Buyer to be included in a like-kind exchange to Seller, and such payment shall satisfy the obligations of Buyer to make payment for those Station Assets (with Buyer to pay the remaining portion of the Purchase Price). Notwithstanding the foregoing, Buyer’s assignment to a Qualified Intermediary will not relieve Buyer of any of its duties or obligations herein.

        Section 11.9 Schedules. Buyer may deliver written notice to Seller no later than noon central time, on August 11, 2005, that Buyer has completed its review of the Schedules annexed hereto (and any issue that arises as a result of such review) and found the results to be unsatisfactory.  If Buyer provides such notice to Seller on or before the aforementioned time, the parties shall negotiate in good faith to reach agreement on an amendment to this Agreement to remedy such unsatisfactory results.  If the parties cannot reach agreement on such an amendment within fifteen (15) days after Seller’s receipt of the aforementioned notice, Buyer shall be entitled to terminate this Agreement and Buyer shall not have any liability in connection with this Agreement.

[SIGNATURE PAGE FOLLOWS]

SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT

        IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

BUYER:	CLEAR CHANNEL BROADCASTING, INC. CLEAR CHANNEL BROADCASTING LICENSES, INC. /s/ Randall T. Mays Chief Financial Officer

SELLER:	ACME. TELEVISION OF UTAH, LLC ACME TELEVISION LICENSES OF UTAH, LLC /s/ Thomas D. Allen Executive VP and CFO

Schedules
1.1(a)	-	Licenses and Authorizations
1.1(b)	-	Tangible Personal Property
1.1(c)	-	Real Property Leases
1.1(e)	-	Contracts
1.1(f)	-	Intangible Property
1.1(j)	-	Prepaid Items
1.2	-	Excluded Assets
2.7	-	Liabilities
2.9	-	License Exceptions
2.10	-	Other FCC Exceptions
2.11	-	Consents
2.14	-	Environmental Matters
2.16	-	Insurance Policies
2.17	-	Employment Matters
Exhibits
Exhibit A	-	Shared Services Agreement